UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 19, 2015

The Enviromart Companies, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-54758	45-5529607
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

4 Wilder Drive #7

Plaistow, NH 03865

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(603) 378-0809

(ISSUER TELEPHONE NUMBER)

__________________________________________________________________

 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      . Written communications pursuant to Rule 425 under the Securities Act

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

On September 26, 2014, the Registrant entered into a revolving line of credit agreement with The Rushcap Group, Inc.(“Rushcap”) (controlled by Mark Shefts (a significant shareholder)) under which Rushcap would, at its discretion, provide purchase order financing (“Agreement”) up to a maximum borrowing amount of $300,000.  The loan is secured by certain assets of the Company (cash, inventory and accounts receivable).  In January, 2015, the Agreement was assigned to the Company’s wholly owned subsidiary, Enviromart Industries, Inc. (the “Company”).

On June 19, 2015, the Company and Rushcap amended and restated the Agreement and related promissory note (“Amended Agreement”).  Under the Amended Agreement, the maximum principal amount has been increased from $300,000 to a maximum of $750,000, and the repayment of principal continues to be secured by the Company’s cash, inventory and accounts receivable. Rushcap has the discretion to advance up to $750,000 to the company, but is not obligated to do so.  Interest is payable at a rate of 2.0% per month, with a maximum borrowing term of 120 days per advance.  Under the Amended Agreement, our customers remit A/R payments directly to Rushcap in payment of amounts we owe Rushcap under the line of credit. Rushcap in turn remits the balance to the Company.

Rushcap has been loaning back to the Company the principal repayments it has been receiving, though it has no obligation to do so. Through June 24, 2015, $500,000 has been advanced to the Company and is outstanding under the Amended Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

The Enviromart Companies, Inc.

By: /s/ George R. Adyns

Name: George R. Adyns

Title: President

Dated: June 24, 2015